Exhibit 10.1
April 30, 2007
Allan Dalton
4172 Oak Place Drive
Westlake Village, CA 91362
Dear Allan:
In order to facilitate your efforts to aggressively develop the new business opportunity for Move, Inc. (the “Company”), and to recognize that you will need to remain engaged and participate during 2007 in certain Realtor.com® activities, it is with great pleasure that I extend to you the following offer. Your base pay will be increased to $350,000 effective as of February 26, 2007. In addition, your bonus for the 2007 calendar year will be comprised of the following: (1) a “Business Objective Bonus” potential of $300,000; (2) a “Sales Incentive Bonus” of 1.5% of the 2007 sales the new business venture; and (3) a “Special Bonus” of $400,000, payable during 2007 in quarterly installments of $100,000, based on fulfillment of the terms and conditions set forth below:
1. The Business Objective Bonus shall be determined based upon the objectives which are being provided to you in connection with this letter and would be payable along with other Executive bonuses in the first quarter of 2008. This bonus will be determined by my evaluation of your performance against the agreed upon objectives.
2. The Sales Incentive Bonus shall be in an amount equal to 1.5% of the “Net sales”. Net sales are equal to gross sales, less cancellations, bad debt, refunds and returns, of the new business venture for the year ending December 31, 2007. Calculation of the Sales Incentive Bonus shall be made following December 31, 2007 in conjunction with the Company’s regular timetable for review of the year-end financial results. This bonus will also be payable along with other Executive bonuses in the first quarter of 2008.
3. The Special Bonus of $400,000 shall be paid in quarterly installments during 2007 in recognition of continued support and engagement for the Realtor.com activities and objectives being provided to you in connection with this letter. One quarter of this bonus will be paid at the end of each calendar quarter (March 31, June 30, September 30 and December 31.)
     Please indicate your acceptance of this offer by delivering this signed offer letter to Cindy Ericson.
Sincerely,
/s/ W. Michael Long
W. Michael Long
Chief Executive Officer
I have read and understand the terms of this offer and consent to all of the terms and provisions contained herein.

Name	/s/ Allan D. Dalton	Date May 1, 2007
Allan Dalton
30700 Russell Ranch Road, Westlake Village, CA 91362 • 805-557-2300 • Fax: 805-557-2688